                                                                                NEWS RELEASE
Corporate Offices:
1328 Racine Street
Racine, WI  53403

FOR IMMEDIATE RELEASE

Contact: Jeffrey S. Knutson
(262) 638-4242

Twin Disc, Inc. Appoints Janet P. Giesselman to Board of Directors

RACINE, WISCONSIN—July 1, 2015—Twin Disc, Inc. (NASDAQ: TWIN), today announced that its Board of Directors appointed Janet P. Giesselman to the Company’s Board effective June 30, 2015.  Ms. Giesselman will finish the term of Malcolm Moore, who resigned from the Board on June 30, 2015.

“Janet brings a significant amount of leadership experience to Twin Disc’s Board as a retired senior executive at The Dow Chemical Company, as well as from her service on a number of corporate and not for profit boards,” stated David B. Rayburn, Chairman of the Board.  “Janet’s broad background in the oil and gas industry, as well as her international experience, will add tremendous value to our Board as we execute our ambitious business plan focused on growing Twin Disc globally.  I look forward to Janet’s expert counsel and welcome her to the Board."

Ms. Giesselman, 60, is the retired President and General Manager of Dow Oil & Gas, a business unit of The Dow Chemical Company. She has over 30 years of experience managing agriculture, energy, chemical, and manufacturing businesses in the United States, Europe, Latin America, Middle East, Africa, and Asia. From 2001 to 2010, she held numerous senior leadership positions with The Dow Chemical Company including Vice President, Dow AgroSciences, and Vice President, Dow Latex (Switzerland). Before joining Dow, Ms. Giesselman held various leadership positions in sales, marketing and strategic planning with Rohm & Hass Company, a specialty and performance materials company.

Ms. Giesselman holds a Bachelor of Science from Pennsylvania State University and a Master of Science from the University of Florida.

Twin Disc, Inc. designs, manufactures and sells marine and heavy-duty off-highway power transmission equipment.  Products offered include: marine transmissions, surface drivers, propellers and boat management systems, as well as power-shift transmissions, hydraulic torque converters, power take-offs, industrial clutches and control systems.  The Company sells its products to customers primarily in the pleasure craft, commercial and military marine markets, as well as in the energy and natural resources, government and industrial markets.  The Company’s worldwide sales to both domestic and foreign customers are transacted through a direct sales force and a distributor network.

###